Exhibit 10.2

LETTER OF CREDIT AGREEMENT

Dated as of

July 18, 2017

among

PARAGON OFFSHORE LIMITED,

THE LENDERS AND ISSUING BANKS PARTIES HERETO,
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

TABLE OF CONTENTS

		Page

ARTICLE I
DEFINITIONS; INTERPRETATION

Section 1.1.	Definitions	1
Section 1.2.	Time of Day	8
Section 1.3.	Terms and Interpretations Generally	9

ARTICLE II
The Existing Letters of Credit

Section 2.1.	Existing Letters of Credit	9
Section 2.2.	Reduction of Aggregate L/C Participations	9
Section 2.3.	Denomination	9
Section 2.4.	Extension Procedure	9
Section 2.5.	Application of Cash Collateral; Lender Reimbursement Obligations, etc.	10
Section 2.6.	Defaulting Lenders	11

ARTICLE III
FEES AND PAYMENTS

Section 3.1.	Fees	12
Section 3.2.	Place and Application of Payments	13
Section 3.3.	Withholding Taxes	13

ARTICLE IV
CONDITIONS PRECEDENT

Section 4.1.	Effective Date	15

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Section 5.1.	Corporate Organization	16
Section 5.2.	Power and Authority; Validity	16
Section 5.3.	No Violation	16
Section 5.4.	Ownership of Property	16
Section 5.5.	Compliance With Laws	16

ARTICLE VI
AFFIRMATIVE COVENANTS

Section 6.1.	Corporate Existence	17

ARTICLE VII
EVENTS OF DEFAULT AND REMEDIES

Section 7.1.	Event of Default	17
Section 7.2.	Notice of an Event of Default	17
Section 7.3.	Expenses of Enforcement	17
Section 7.4.	Distribution and Application of Proceeds	17
Section 7.5.	Enforcement Rights	18

ARTICLE VIII
LENDing OFFICES AND FUNDING

Section 8.1.	Lending Offices	18

i

Annexes and Exhibits:

Annex I	Existing Letters of Credit
Annex II	Lender Participations

Exhibit 1.1	Escrow Agreement
Exhibit 10.10	Form of Assignment Agreement

ii

LETTER OF CREDIT AGREEMENT

THIS LETTER OF CREDIT AGREEMENT, dated as of July 18, 2017, is among PARAGON OFFSHORE LIMITED, an exempted company with limited liability incorporated under the laws of the Cayman Islands, incorporated to implement the Paragon Plan (as defined below) (together with its successors and permitted assigns, the “Company”), the lenders deemed party hereto pursuant to the Paragon Plan (as defined below) and otherwise from time to time parties hereto (each a “Lender” and collectively, the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders, and the issuing banks of the Existing Letters of Credit (such Persons in such capacity, and their respective successors and assigns in such capacity, the “Issuing Banks”).

WITNESSETH:

WHEREAS, Paragon Offshore plc, a public limited company incorporated under the laws of England and Wales (the “Paragon Parent”), as Borrower, the Lenders party thereto, the Issuing Banks and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders and Issuing Banks, among others, were party to that certain Senior Secured Revolving Credit Agreement dated as of June 17, 2014 (as amended, restated, supplemented or otherwise modified as of the Petition Date (as defined below), the “Existing Credit Agreement”) pursuant to which the Issuing Banks issued the Existing Letters of Credit;

WHEREAS, on February 14, 2016 (the “Petition Date”), Paragon Parent and certain of its Affiliates filed voluntary petitions with the Bankruptcy Court initiating cases under chapter 11 of the Bankruptcy Code (collectively, the “Chapter 11 Cases”);

WHEREAS, the Debtors filed with the Bankruptcy Court on February 7, 2017 the Third Joint Chapter 11 Plan of Paragon Offshore PLC and its Affiliated Debtors (as may be amended, supplemented or otherwise modified in accordance with its terms, the “Paragon Plan”), and the related Disclosure Statement for the Third Joint Chapter 11 Plan of Paragon Offshore PLC and its Affiliated Debtors;

WHEREAS, on June 7, 2017, (the “Plan Confirmation Date”), the Bankruptcy Court entered the Confirmation Order confirming the Paragon Plan; and

WHEREAS, pursuant to the Paragon Plan, the Existing Letters of Credit shall be deemed issued under this Agreement and shall remain outstanding hereunder on the terms and subject to the conditions and requirements set forth herein;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

Section 1.1.           Definitions.  Unless otherwise defined herein, the following terms shall have the following meanings, which meanings shall be equally applicable to both the singular and plural forms of such terms:

“Administrative Agent” means JPMorgan Chase Bank, N.A., acting in its capacity as administrative agent for the Lenders, and any successor Administrative Agent appointed hereunder pursuant to Section 10.7.

“Administrative Agent’s Account” means (a) in the case of Existing Letters of Credit denominated in Dollars, the account of the Administrative Agent maintained by the Administrative Agent, (b) in the case of Existing Letters of Credit denominated in any Specified Currency, the account of the Administrative Agent or the Sub-Agent designated in writing from time to time by the Administrative Agent to the Company and the Lenders for such purpose, and (c) in any such case, such other account of the Administrative Agent as is designated in writing from time to time by the Administrative Agent or the Sub-Agent to the Company and the Lenders for such purpose.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling” and “controlled”), when used with respect to any Person, means the power, directly or indirectly, to direct or cause the direction of management or policies of a Person (through the ownership of voting Capital Stock, by contract or otherwise).

“Aggregate L/C Participations” means $46,664,090.13 on the Effective Date as such amount may be reduced from time to time in accordance with the terms of Section 2.12(b).

“Agreement” means this Letter of Credit Agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Applicable Letter of Credit Fee Rate” means, at any time, with respect to each Existing Letter of Credit, an amount equal to 2.50% per annum.

“Application” means as to any Existing Letter of Credit, the application therefor executed and delivered in connection with the issuance thereof, including any modifications thereto.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender; “Fund” as used above means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Assignee” has the meaning set forth in Section 10.9.

“Assignment Agreement” means an agreement in substantially the form of Exhibit 10.10 whereby a Lender conveys part or all of its L/C Participation pursuant to Section 10.10.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means title 11 of the United States Code, as heretofore and hereafter amended, codified as 11 U.S.C. §§ 101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or any other court having jurisdiction over the Chapter 11 Cases from time to time.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board of Directors” means:

(a)           with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b)           with respect to a partnership, the Board of Directors of the general partner of the partnership;

(c)           with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(d)           with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Saturday or Sunday on which banks are not authorized or required to close in New York, New York.

“Calculation Date” means, with respect to any Existing Letter of Credit, (a) each of the following:  (i) each date of extension of an Existing Letter of Credit denominated in a currency other than Dollars, and (ii) each date of any payment by the applicable Issuing Bank under any Existing Letter of Credit denominated in a currency other than Dollars, and (b) the last Business Day of each calendar quarter.

“Capital Stock” means (a) in the case of a corporation or company, share capital or capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing (other than any debt security which by its terms is convertible at the option of the holder into Capital Stock, to the extent such holder has not so converted such debt security).

“Chapter 11 Cases” has the meaning set forth in the Recitals.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” is defined in the preamble to this Agreement.

“Company Obligations” means all obligations of the Company to pay (a) fees hereunder in respect of the Existing Letters of Credit to the Administrative Agent, any Lender or any Issuing Bank arising under any Credit Document, and (b) the costs and expenses, and the indemnification obligations for the benefit, of the Administrative Agent, the Issuing Banks, the Lenders and the Indemnified Parties pursuant to Section 10.13.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Paragon Plan pursuant to section 1129 of the Bankruptcy Code and in accordance with the terms of the Paragon Plan, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms of the Paragon Plan.

“Credit Agreement” means that certain Amended and Restated Senior Secured Term Loan Agreement, dated as of the date hereof, among the Company, as borrower, the lenders party thereto and the Administrative Agent.

“Credit Documents” means this Agreement and the L/C Documents.

“Debtors” means Paragon Parent, Paragon Offshore Finance Company, Paragon International Finance Company, Paragon Offshore Holdings US Inc., Paragon Offshore Drilling LLC, Paragon FDR Holdings Ltd., Paragon Duchess Ltd., Paragon Offshore (Luxembourg) S.à r.l., PGN Offshore Drilling (Malaysia) Sdn. Bhd., Paragon Offshore (Labuan) Pte. Ltd., Paragon Holdings SCS 2 Ltd., Paragon Asset Company Ltd., Paragon Holding SCS 1 Ltd., Paragon Offshore Leasing (Luxembourg) S.à r.l., Paragon Drilling Services 7 LLC, Paragon Offshore Leasing (Switzerland) GmbH, Paragon Offshore do Brasil Ltda., Paragon Asset (ME) Ltd., Paragon Asset (UK) Ltd., Paragon Offshore International Ltd., Paragon Offshore (North Sea) Ltd., Paragon (Middle East) Limited, Paragon Holdings NCS 2 S.à r.l., Paragon Leonard Jones LLC, Paragon Offshore (Nederland) B.V., and Paragon Offshore Contracting GmbH, each in their capacity as debtors in the Chapter 11 Cases.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its participations in Existing Letters of Credit or (ii) pay over to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder, (b) has notified the Administrative Agent or any Issuing Bank in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective participations in the Existing Letters of Credit under this Agreement, provided that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has become the subject of a Bail-In Action.

“Dollar” and the sign “$” mean lawful money of the United States of America.

“Dollar Equivalent” means, on any date of determination (i) with respect to any amount in Dollars, such amount, and (ii) with respect to any amount in any currency other than Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent using the applicable

Exchange Rate with respect to such currency at the time in effect pursuant to Section 10.17 or as otherwise provided herein.

“EEA Financial Institution” means (a) any credit institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which this Agreement shall become effective in accordance with Section 4.1.

“Escrow Agreement” means the Escrow Agreement, dated as of the date hereof, substantially in the form attached hereto as Exhibit A.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” means any of the events or circumstances specified in Section 8.1.

“Exchange Rate” means at any time, with respect to any Specified Currency, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 A.M. on such day on the applicable page of the Bloomberg Service reporting the exchange rates for such currency.  In the event such exchange rate does not appear on the applicable page of such service, the Exchange Rate shall be determined by reference to such other publicly available services for displaying currency exchange rates as may be agreed upon by the Administrative Agent and the Issuing Banks or, in the absence of such other publicly available services, such Exchange Rate shall instead be determined by the Administrative Agent and the applicable Issuing Bank, based on current market spot rates in accordance with the provisions of Section 10.17; provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent or the applicable Issuing Bank may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Existing Credit Agreement” has the meaning set forth in the Recitals.

“Existing Letter of Credit” means each letter of credit outstanding under the Existing Credit Agreement on the Effective Date as set forth on Annex I.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), any intergovernmental agreement between the U.S. and any other jurisdiction that facilitates the implementation of such Sections of the Code and any treaty, law, regulation or other official guidance issued under or with respect to the foregoing.

“Federal Funds Effective Date” means the sum of (a) the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the next Business Day, provided that (x) if such day is not a Business Day, the rate on such transactions on the immediately preceding Business Day as so published on the next Business Day shall apply, and (y) if no such rate is published on such next Business Day, the rate for such day shall be the average of the offered rates quoted to the Administrative Agent by two (2) federal funds brokers of recognized standing on such day for such transactions as selected by the Administrative Agent plus (b) a percentage per annum equal to one-half of one percent (½%) per annum.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including for the avoidance of doubt any supranational bodies such as the European Union.

“Indemnified Parties” has the meaning set forth in Section 10.13.

“Information” has the meaning set forth in Section 10.15.

“ISP” means, with respect to any Existing Letter of Credit, the “International Standby Practices 1998” published by the International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the time of issuance of such Existing Letter of Credit).

“Issuing Bank” is defined in the preamble to this Agreement.

“L/C Documents” means the Existing Letters of Credit and Applications with respect thereto, any draft or other document presented in connection with a drawing thereunder, and this Agreement.

“L/C Exposure” means with respect to any Lender at any time, such Lender’s applicable L/C Percentage of the L/C Obligations.

“L/C Obligations” means as at any date of determination, the aggregate amount available to be drawn under all outstanding Existing Letters of Credit.  For purposes of computing the amount available to be drawn under any Existing Letter of Credit, the amount of such Existing Letter of Credit shall be determined in accordance with Section 2.7.  For all purposes of this Agreement, if on any date of determination an Existing Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 of the ISP, such Existing Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participation” means with respect to any Lender, such Lender’s obligations to participate in Existing Letters of Credit pursuant to Section 2.12(f) in the amount and percentage set forth opposite its name on Annex II (and represents such Lender’s pro rata share of the Aggregate L/C Participation) or as later set forth on an Assignment Agreement pursuant to Section 10.10, or on an updated Annex II, as it may be reduced from time to time as expressly provided pursuant to this Agreement (including Section 2.2).

“L/C Percentage” means, for each Lender, the percentage of the aggregate amount of the Aggregate L/C Participation at such time represented by the amount of such Lender’s L/C Participation at such time, as the same may be adjusted pursuant to assignments and assumptions pursuant to Section 10.10.

“Lender” is defined in the preamble to this Agreement.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lender Party” means the Administrative Agent, the Issuing Banks, and any Lender.

“Lender Reimbursement Obligation” has the meaning set forth in Section 2.5(c).

“Lending Office” means the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for the Existing Letters of Credit in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent as the office by which the Existing Letters of Credit are to be maintained.

“Lien” means any interest in any property or asset in favor of a Person other than the owner of such property or asset and securing an obligation owed to, or a claim by, such Person, whether such interest is based on the common law, statute or contract, including the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale, security agreement or trust receipt, or a lease, consignment or bailment for security purposes.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations, liabilities (actual or contingent) or financial condition of the Company and its Subsidiaries, taken as a whole, (ii) the Company’s ability to perform any of its payment obligations under this Agreement or under any other Credit Document or (iii) the validity or enforceability in any material respect of any of the Credit Documents or the rights and remedies of the Administrative Agent, any Issuing Bank or any Lender under the Credit Documents.

“Maturity Date” means the fifth anniversary of the Effective Date or such earlier date on which no Existing Letter of Credit shall remain outstanding hereunder.

“Paragon Parent” has the meaning set forth in the Recitals.

“Paragon Plan” has the meaning set forth in the Recitals.

“Participant Register” has the meaning set forth in Section 10.10(a).

“Participants” has the meaning set forth in Section 10.10(a).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.

“Petition Date” has the meaning set forth in the Recitals.

“Plan Confirmation Date” has the meaning set forth in the Recitals.

“Public-Sider” means a Lender whose representatives may trade in securities of the Company or any Subsidiary while in possession of the financial statements provided by the Company under the terms of this Agreement.

“Purchasing Lender” has the meaning set forth in Section 10.10(b).

“Required Lenders” means, Lenders having more than 50% of the sum of the total L/C Exposures of all Lenders; provided that, the L/C Exposure of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reset Date” has the meaning set forth in Section 10.17.

“SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to the functions of said Commission.

“Specified Currency” means the foreign currency in which any Existing Letter of Credit was issued as of the Effective Date.

“Sub-Agent” means JPMorgan Chase Bank, N.A. or such other Affiliate of JPMorgan Chase Bank, N.A., that conducts international monetary transactions on behalf of JPMorgan Chase Bank, N.A., as from time to time notified to the Company and the Lenders by the Administrative Agent.

“Subsidiary” means, for any Person, any other Person of which more than fifty percent (50%) of the outstanding stock or comparable Capital Stock having ordinary voting power for the election of the Board of Directors, managers or similar governing body of such other Person (irrespective of whether or not at the time such stock or other Capital Stock of any other class or classes of such other Person shall have or might have voting power by reason of the happening of any contingency), is at the time directly or indirectly owned by such former Person or by one or more of its Subsidiaries. Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Company.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transferee” means any Assignee or Participant.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2.           Time of Day.  Unless otherwise expressly provided, all references to time of day in this Agreement and the other Credit Documents shall be references to New York, New York time.

Section 1.3.           Terms and Interpretations Generally.

Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement (unless specifically indicated otherwise) and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II
THE EXISTING LETTERS OF CREDIT

Section 2.1.           Existing Letters of Credit.  On the Effective Date, the Existing Letters of Credit shall be deemed issued under this Agreement and shall be outstanding hereunder and subject to the terms hereof and of the other Credit Documents.

Section 2.2.           Reduction of Aggregate L/C Participations.

(a)           The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to reduce or terminate the Existing Letters of Credit or to replace any such Existing Letters of Credit with letters of credit issued under an agreement with a third party; provided that the Company shall have no obligations under this clause (a) to make any effort that could result in any drawing under any Existing Letter of Credit.

(b)           Until the Maturity Date, the Aggregate L/C Participations shall be permanently reduced by an amount equal to (a) the face amount of each Existing Letter of Credit that is terminated and returned undrawn to the applicable Issuing Bank, (b) the face amount of each Existing Letter of Credit that expires in accordance with its terms, (c) the amount of any stated or scheduled reduction in the face amount of any Existing Letter of Credit and (d) the amount of any drawing under any Existing Letter of Credit.

Section 2.3.           Denomination.  Existing Letters of Credit and any extensions thereof hereunder shall be issued in face amounts denominated in Dollars or any Specified Currency.

Section 2.4.           Extension Procedure.

(a)           Except as otherwise set forth on Annex I, each Existing Letter of Credit shall have an expiration date no later than the earlier of (A)  the first anniversary of its date of issuance, and (B) five (5) Business Days before the Maturity Date (known at the time of such issuance); provided that, any Existing Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods, which shall in no event extend beyond the date referred to in clause (B) above.

(b)           If any Existing Letter of Credit shall be scheduled to expire by its terms, but the underlying obligation of the Company or a Subsidiary of the Company to provide such Existing Letter of Credit to the beneficiary thereof has not expired or will not expire concurrently with the expiration of such Existing Letter of Credit (as certified in writing to the Administrative Agent by a responsible officer of the Company), such Existing Letter of Credit shall be extended or renewed, and the Lenders shall be deemed to have authorized such extensions or renewals (such extended or renewed Existing Letter of Credit, an “Extended Letter of Credit”); provided that, with respect to such extension or renewal (A)  the face amount of such Extended Letter of Credit shall not exceed the face amount of such Existing Letter of Credit, (B) the conditions to drawing under the Extended Letter of Credit shall be identical to such conditions under such Existing Letter of Credit, (C) the request by an officer of the Company or such Subsidiary shall be deemed a certification of such Person that the underlying contractual obligations are the same obligations that the Existing Letter of Credit being extended or renewed was issued to support and (D) the beneficiary under the Extended Letter of Credit shall either be (aa) the same as the beneficiary under such Existing Letter of Credit or (bb) a successor to or Affiliate of the beneficiary under such Existing Letter of Credit.

(c)           As to any Existing Letter of Credit that has automatic extension provisions (including an evergreen provision), the Lenders shall be deemed to have authorized the applicable Issuing Bank to extend such Existing Letter of Credit at any time to an expiry date not later than the earlier of (A) one year from the date of such issuance or an anniversary of any such extension and (B) the date that is five (5) Business Days prior to the Maturity Date.

Section 2.5.           Application of Cash Collateral; Lender Reimbursement Obligations, etc.

(a)           If there is any payment or disbursement under an Existing Letter of Credit, the applicable Issuing Bank shall provide notice to the Administrative Agent, and the Administrative Agent shall promptly notify the Escrow Agent, of such drawing and the amount thereof and the Administrative Agent shall promptly upon receipt thereof from the Escrow Agent pursuant to the Escrow Agreement pay to such Issuing Bank the amount of Cash Collateral held in respect of such Existing Letter of Credit pursuant to the Escrow Agreement (provided that, with respect to any partial drawing, such amount shall not exceed the allocable percentage of Cash Collateral held with respect to such partially drawn amount), and such Issuing Bank shall be entitled to apply any such Cash Collateral held in respect of such Existing Letter of Credit as reimbursement for such payment with any balance to be satisfied in accordance with Section 2.5(c).

(b)           In determining whether to honor any drawing under any Existing Letter of Credit by the beneficiary(ies) thereof, the parties hereto agree that, with respect to drafts or other documents presented which appear on their face to be in substantial compliance with the terms of an Existing Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such drafts or other documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Existing Letter of Credit. For the avoidance of doubt, the parties hereto further acknowledge and agree that in respect of any Existing Letter of Credit that contains a non-documentary condition, including any determination as to whether the Company or other Person performed or failed to perform obligations under any contract, the applicable Issuing Bank shall deem such condition as not stated and shall disregard such condition.

(c)           With respect to each Existing Letter of Credit, without any further action by any Person, each Lender severally and not jointly shall be deemed to have purchased from each Issuing Bank, and such Issuing Bank shall be deemed to have sold to each Lender, an undivided percentage participating interest, to the extent of its L/C Percentage, in each Existing Letter of Credit issued by such

Issuing Bank.  Upon any payment or disbursement under an Existing Letter of Credit issued by an Issuing Bank at the time required in Section 2.5(a), such Issuing Bank shall promptly give notice of same to the Administrative Agent and the Administrative Agent shall promptly give notice thereof to each Lender. Each Lender shall fund to the Administrative Agent for the benefit of the applicable Issuing Bank its participation in any unpaid amounts of each payment or disbursement made by such Issuing Bank under an Existing Letter of Credit, after giving effect to the application of any Cash Collateral pursuant to Section 2.5(a) above (a “Lender Reimbursement Obligation”).  Each Lender shall pay to the Administrative Agent for the account of the applicable Issuing Bank an amount equal to such Lender’s L/C Percentage of such unpaid Lender Reimbursement Obligation not later than the Business Day it receives notice from the Administrative Agent to such effect, if such notice is received before 2:00 P.M. or not later than the following Business Day if such notice is received after such time.  The Administrative Agent shall promptly pay such amounts to such Issuing Bank. If a Lender fails to pay timely such amount to the Administrative Agent for the account of the applicable Issuing Bank, it shall also pay to the Administrative Agent for the account of the applicable Issuing Bank interest on such amount accrued from the date payment of such amount was made by such Issuing Bank to the date of such payment by the Lender at a rate per annum equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and only after such payment shall such Lender be entitled to receive its L/C Percentage of fees paid in respect of Existing Letters of Credit. The Administrative Agent shall promptly pay such amounts to such Issuing Bank. The several obligations of the Lenders to the applicable Issuing Bank under this Section 2.5(c) shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment any Lender may have or have had against any Issuing Bank, any other Lender or any other Person whatsoever including any defense based on or related to (i) the failure of the demand for payment under the Existing Letter of Credit to conform to the terms of such Existing Letter of Credit, (ii) the legality, validity, regularity or enforceability of such Existing Letter of Credit, (iii) force majeure or (iv) ANY DEFENSE RESULTING FROM AN ISSUING BANK’S OWN SIMPLE OR CONTRIBUTORY NEGLIGENCE.  Without limiting the generality of the foregoing, such obligations shall not be affected by any subsequent reduction or termination of any L/C Participation of a Lender, and each payment by a Lender under this Section 2.5(c) shall be made without any offset, abatement, withholding or reduction whatsoever.

(d)           Unless otherwise specified herein, the amount of an Existing Letter of Credit or a Lender Reimbursement Obligation at any time shall be deemed to be the Dollar Equivalent of, respectively, the stated amount of such Existing Letter of Credit in effect at such time or the amount of Lender Reimbursement Obligation outstanding at such time; provided that with respect to any determination of any Lender Reimbursement Obligations pursuant to Section 2.5(c), the Exchange Rate therefor shall be determined at the time of determination.

Section 2.6.           Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           if any L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)            without prejudice to any rights or remedies of the applicable Issuing Bank or any other Lender hereunder, all fees payable under Section 3.1(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the applicable Issuing Bank; and

(ii)           any amounts received by the Administrative Agent for the account of such Defaulting Lender including in respect of any Cash Collateral and any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.6), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Banks, to be held as collateral for future funding obligations of such Defaulting Lender; fourth, to the payment of any amounts owing to the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.  Any amounts paid or payable to a Defaulting Lender that are applied (or held to be applied) pursuant to this Section 2.6(a) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto and the application of such payments in accordance with this Section 2.6(a); and

(b)           so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to extend or permit the extension of, or amend, any Existing Letter of Credit, except in its sole discretion.

If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Issuing Bank shall not be required to extend or permit the extension of, or amend, any Existing Letter of Credit, unless the Lender shall have entered into arrangements with such Issuing Bank, satisfactory to such Issuing Bank to defease any risk to it in respect of such Lender hereunder.

ARTICLE III
FEES AND PAYMENTS

Section 3.1.           Fees.

(a)           Letter of Credit Fees.

(i)            On the last day of each March, June, September and December, the Company shall pay to the Administrative Agent quarterly in arrears, for the ratable account of the Lenders, a non-refundable fee payable in Dollars equal to the Applicable Letter of Credit Fee Rate multiplied by the outstanding face amount of such Existing Letter of Credit during such period calculated on the basis of a 360 day year and actual days elapsed.  For any Existing Letter of Credit issued in any Specified Currency, the fees shall be converted into Dollars using the applicable Exchange Rate in effect five (5) Business Days before any fee with respect thereto shall be due and payable hereunder.

(ii)           In addition, the Company shall pay to each Issuing Bank solely for such Issuing Bank’s account, in connection with each Existing Letter of Credit issued by such Issuing Bank, (A) a fronting fee with respect to such Existing Letter of Credit at the rate of 0.125% per annum on the average daily amount available to be drawn under such Existing Letter of Credit, such fronting fee to be payable quarterly in arrears, and (B) such Issuing Bank’s customary issuance and administrative fees and expenses for such Existing Letter of Credit plus any confirmation and/or issuing charges by correspondent banks (including affiliates of the Issuing Banks) with respect to any Existing Letter of Credit denominated in a Specified Currency.

(b)           Administrative Agent Fees. The Company shall pay or cause to be paid, to the Administrative Agent the administrative agent fees from time to time agreed to by the Company and the Administrative Agent in the manner provided by such other agreements. In calculating the amount of Company Obligations owing each Lender other than for fees under this Section 3.1, the Administrative Agent shall only be required to include such other Company Obligations that Lenders have certified to the Administrative Agent in writing are due to such Lenders.

Section 3.2.           Place and Application of Payments.

(a)           All amounts payable by the Company under the Credit Documents shall be made in Dollars free and clear of any set-off, counterclaim or defense by the Company to the Administrative Agent (or, in the case of any customary issuance and administrative fees, fronting fees and expenses in respect of Existing Letters of Credit described in Section 3.1(a), to the applicable Issuing Bank for the benefit of the Lenders and the Issuing Banks entitled to such payments, in immediately available funds on the due date thereof no later than 2:00 P.M. in the Administrative Agent’s Account or such other location as the Administrative Agent may designate in writing to the Company.  Any payments received by the Administrative Agent from the Company after the time specified in the preceding sentence shall be deemed to have been received on the next Business Day.  The Administrative Agent will, on the same day each payment is received or deemed to have been received in accordance with this Section 3.2, cause to be distributed like funds to (i) each Lender owed Company Obligations for which such payment was received, pro rata based on the respective amounts of such Company Obligations then owing to each Lender, and (ii) each Issuing Bank entitled thereto.

(b)           If any payment received by the Administrative Agent under any Credit Document is insufficient to pay in full all Company Obligations then due and payable under the Credit Documents, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent in the order set forth in Section 8.7.

Section 3.3.           Withholding Taxes.

(a)           Payments Free of Withholding.  Except as otherwise required by law, each payment by or on behalf of the Company to any Lender, any Issuing Bank or the Administrative Agent under this Agreement or any other Credit Document shall be made without withholding for or on account of any present or future Taxes.  If any such withholding is so required by law (as determined in good faith by an applicable withholding agent), the applicable withholding agent shall make the withholding and pay the amount withheld to the appropriate Governmental Authority before penalties attach thereto or interest accrues thereon. If the Company withholds any Taxes pursuant to this Section 3.3, it shall deliver official tax receipts evidencing the payment or certified copies thereof, or other reasonably acceptable evidence of payment if such tax receipts have not yet been received by the Company (with such tax receipts to be delivered within fifteen (15) days after being actually received), to the Lender, the Issuing Bank or the Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) within fifteen (15) days of such payment.

(b)           Withholding Tax Exemptions.  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative

Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(c)           Inability of Lender to Submit Forms.  If any Lender or Issuing Bank determines in good faith that (i) it is not legally able to submit to the Company or Administrative Agent any form or certificate that such Lender or Issuing Bank is obligated to submit pursuant to Section 3.3(b), (ii) it is required to withdraw or cancel any such form or certificate previously submitted, or (iii) any such form or certificate otherwise becomes ineffective or inaccurate, such Lender or Issuing Bank shall promptly notify the Company and Administrative Agent of such fact, and such Lender or Issuing Bank shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.  Furthermore, the completion, execution and submission of any documentation shall not be required if in the Lender’s or Issuing Bank’s reasonable judgment such completion, execution or submission would subject such Lender or Issuing Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or Issuing Bank.

(d)           FATCA Compliance.  If any payment required to be made to any Lender or Issuing Bank under this Agreement or any other Credit Document would be subject to U.S. Federal withholding Taxes as a result of such Lender or Issuing Bank failing to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Issuing Bank shall submit to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or Issuing Bank has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 3.3(d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e)           Indemnification by Lenders.  Each Lender and Issuing Bank shall severally indemnify the Administrative Agent, within ten (10) days after written demand therefor, for (i) any Taxes attributable to such Lender and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.10(a) related to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.3(e).

(f)            Survival.  Each party’s obligations under this Section 3.3 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the Issuing Banks, the termination of the L/C Participations and the repayment, satisfaction or discharge of all obligations under any Credit Document.

ARTICLE IV
CONDITIONS PRECEDENT

Section 4.1.           Effective Date.  The effectiveness of this Agreement is subject to satisfaction (or waiver in accordance with Section 10.11) of the following conditions precedent:

(a)           Executed and Effective Credit Documents.  The Administrative Agent shall have received (including by electronic transmission) duly executed signature pages from the Company.  The Escrow Agreement shall have become simultaneously effective in accordance with its terms and the terms of the Paragon Plan.

(b)           Secretary’s Certificate of the Company.  The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, a certificate of the secretary or an assistant secretary or director of the Company containing specimen signatures of the persons authorized to execute Credit Documents or any other documents provided for herein or therein, together with (i) copies of resolutions of the Board of Directors authorizing the execution and delivery of the Credit Documents and (ii) copies of its memorandum and articles of association.

(c)           Good Standing Certificate of the Company.  For the Company, the Administrative Agent shall have received a certificate of good standing (or the equivalent) from the appropriate governing agency of the Company’s jurisdiction of organization (to the extent the concept of good standing is applicable in such jurisdiction).

(d)           Process Agent. The Administrative Agent shall have received (including by electronic transmission) an acknowledgment from CT Corporation with respect to its irrevocable appointment by the Company pursuant to Section 10.14(b).

(e)           Certain Agreements.  The Administrative Agent shall have received (including by electronic transmission) duly executed copies of the Credit Agreement, as in effect on the Effective Date, and the conditions precedent to the effectiveness of the Credit Agreement shall have been satisfied or waived in accordance with the terms thereof.

(f)            Consummation of the Paragon Plan. (i) Evidence that substantially concurrently with the effectiveness of this Agreement, all conditions precedent to effectiveness of the Paragon Plan shall have been satisfied, waived or modified to the reasonable satisfaction of the Administrative Agent; (ii) the effective date of the Paragon Plan shall have occurred and (iii) the substantial consummation (as defined in Section 1101 of the Bankruptcy Code) of the Paragon Plan in accordance with its terms shall have occurred.

(g)           Fees and Expenses. On or before the Effective Date, the Lenders and the Administrative Agent shall have received all fees and all reasonable out-of-pocket expenses (to the extent invoiced at least five (5) days prior to the Effective Date) then due and owing to the Administrative Agent and the Lenders pursuant to this Agreement and as otherwise agreed in writing by the Company.

(h)           Patriot Act.  The Administrative Agent, the Issuing Banks and the Lenders shall have received all documentation and other information required by regulatory authorities with respect to the Company under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that has been reasonably requested by the Administrative Agent, the Issuing Banks and the Lenders a reasonable period in advance of the Effective Date.

(i)            Confirmation Order.  On the Effective Date, the Confirmation Order shall be in full force and effect and unstayed.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to each Lender, each Issuing Bank and Administrative Agent, which representations and warranties shall be deemed made on the Effective Date as follows:

Section 5.1.           Corporate Organization.  The Company (i) is duly incorporated or organized and existing in good standing under the laws of the jurisdiction of its organization or incorporation (to the extent the concept of good standing is applicable in such jurisdiction); (ii) has all necessary organizational or other corporate power and authority to own the property and assets it uses in its business and otherwise to carry on its present business; and (iii) is duly licensed or qualified and in good standing (to the extent the concept of good standing is applicable in such jurisdiction) in each jurisdiction in which the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary, except in each case, where the failure to have such power and authority or to be so licensed or qualified or to be in good standing, as the case may be, would not reasonably be expected to have a Material Adverse Effect.

Section 5.2.           Power and Authority; Validity.  The Company has the organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents and has taken all necessary company action to authorize the execution, delivery and performance of the Credit Documents.  The Company has duly executed and delivered each Credit Document and each Credit Document constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and equitable principles.

Section 5.3.           No Violation.  Neither the execution, delivery or performance by the Company of the Credit Documents nor compliance by it with the terms and provisions thereof, nor the consummation by it of the transactions contemplated herein or therein, will (i) contravene any applicable law, statute, rule or regulation, or any applicable order, writ, injunction or decree of any court or governmental instrumentality, except where such contravention would not reasonably be expected to have a Material Adverse Effect, (ii) conflict with or result in any breach of any term, covenant, condition or other provision of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Company under, the terms of any material agreement evidencing Indebtedness to which the Company is a party or by which they or any of their properties or assets are bound or to which they may be subject, or (iii) violate or conflict with any provision of the memorandum of association and articles of association, charter, articles or certificate of incorporation, partnership or limited liability company agreement, by-laws, or other applicable governance documents of the Company.

Section 5.4.           Ownership of Property.  The Company and its Subsidiaries have good title to or a valid leasehold interest in all of their real property and good title to, or a valid leasehold interest in, all of their other property, except where the failure to have such title or leasehold interest in such property could not reasonably be expected to have a Material Adverse Effect.

Section 5.5.           Compliance With Laws.  The Company and its Subsidiaries are in compliance with all applicable laws, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective property, except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

ARTICLE VI
AFFIRMATIVE COVENANTS

Section 6.1.           Corporate Existence.  The Company covenants and agrees that, from and after the Effective Date and until the termination of this Agreement, the Company will preserve and maintain its incorporation status or organizational existence.

ARTICLE VII
EVENTS OF DEFAULT AND REMEDIES

Section 7.1.           Event of Default.  A default by Company in the payment of any fees or other amount payable hereunder, within three (3) Business Days following the date when due, shall constitute an Event of Default.

Section 7.2.           Notice of an Event of Default.  When an Event of Default has occurred and is continuing, the Administrative Agent shall, by notice to the Company, if so directed by the Required Lenders, demand that the Company immediately pay to the Administrative Agent such overdue amount, and the Company agrees to immediately make such payment.  The Administrative Agent, after giving notice to the Company pursuant to this Section 7.2, shall also promptly send a copy of such notice to the Lenders and the Issuing Banks, but the failure to do so shall not impair or annul the effect of such notice.

Section 7.3.           Expenses of Enforcement.  The Company agrees to pay to the Administrative Agent, each Issuing Bank and each Lender all reasonable out-of-pocket expenses incurred or paid by the Administrative Agent, the Issuing Banks, or such Lender, including reasonable attorneys’ fees and expenses and court costs, in connection with any Event of Default hereunder or in connection with the enforcement of any rights and remedies, whether pursuant to the Credit Documents or otherwise under applicable law.

Section 7.4.           Distribution and Application of Proceeds.  During the continuance of an Event of Default, any payment to the Administrative Agent, any Issuing Bank or any Lender hereunder, shall be delivered to the Administrative Agent to be distributed and applied as follows:

(a)           First, to the payment of any and all reasonable out-of-pocket costs and expenses of the Administrative Agent, including reasonable attorneys’ fees and out-of-pocket costs and expenses, as provided by this Agreement or by any other Credit Document, incurred in connection with the collection of such payment or in respect of the enforcement of any rights of the Administrative Agent, the Issuing Banks or the Lenders under this Agreement or any other Credit Document;

(b)           Second, to the payment of any and all reasonable out-of-pocket costs and expenses of the Issuing Banks and the Lenders, including reasonable attorneys’ fees and out-of-pocket costs and expenses, as provided by this Agreement or by any other Credit Document, incurred in connection with the collection of such payment or in respect of the enforcement of any rights of the Lenders or the Issuing Banks under this Agreement or any other Credit Document, pro rata in the proportion in which the amount of such costs and expenses unpaid to each Lender or each Issuing Bank bears to the aggregate amount of the costs and expenses unpaid to all Lenders and all Issuing Banks collectively, until all such fees, costs and expenses have been paid in full;

(c)                                  Third, to the payment of any due and unpaid fees to the Administrative Agent, any Lender or any Issuing Bank as provided by this Agreement or any other Credit Document, pro rata in the proportion in which the amount of such fees due and unpaid to the Administrative Agent, each Lender and each Issuing Bank bears to the aggregate amount of the fees due and unpaid to the Administrative Agent, all Lenders and all Issuing Banks collectively, until all such fees have been paid in full; and

(d)                                 Fourth, to the payment of any other outstanding Company Obligations, pro rata in the proportion in which the outstanding Company Obligations owing to each Lender, each Issuing Bank, the Administrative Agent and, if applicable, the Indemnified Parties bears to the aggregate amount of all such Company Obligations until all such Company Obligations have been paid in full.

Section 7.5.                                 Enforcement Rights.  Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Company shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent (or its authorized designee) in accordance with Article VII for the benefit of itself, the Issuing Banks and the Lenders; provided that, the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (b) any Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank) hereunder and under the other Credit Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.6 or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Company under any law relating to bankruptcy, insolvency or reorganization or relief of debtors.

In addition to any other rights and remedies granted to the Administrative Agent, the Issuing Banks and the Lenders in the Credit Documents, the Administrative Agent, on behalf of itself, the Issuing Banks and the Lenders, may exercise all rights and remedies under applicable law.  To the extent permitted by applicable law, the Company waives all claims, damages and demands it may acquire against the Administrative Agent, any Issuing Bank or any Lender arising out of the exercise by them of any rights hereunder.

ARTICLE VIII
LENDING OFFICES AND FUNDING

Section 8.1.                                 Lending Offices.  The Administrative Agent, each Lender and each Issuing Bank may, at its option, elect to maintain its Existing Letters of Credit hereunder at the Lending Office for each currency of Existing Letters of Credit available hereunder or at such other of its branches, offices or Affiliates as it may from time to time elect and designate in a written notice to the Company and the Administrative Agent.

Section 8.2.                                 Discretion of Lender as to Manner of Funding.  Subject to the other provisions of this Agreement, each Lender and each Issuing Bank shall be entitled to maintain its funding of all or any part of its Existing Letters of Credit in any manner it sees fit.

ARTICLE IX
THE ADMINISTRATIVE AGENT
AND ISSUING BANKS

Section 9.1.                                 Appointment and Authorization of Administrative Agent.  Each of the Lenders hereby appoints JPMorgan Chase Bank, N.A. as the Administrative Agent, and hereby authorizes the

Administrative Agent to take such action on each of its behalf and to exercise such powers under the Credit Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

Section 9.2.                                 Rights and Powers as a Lender.  The Administrative Agent, to the extent it is also a Lender, shall have the same rights and powers under the Credit Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent and the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Company or any of its Subsidiaries or Affiliates thereof as if it were not the Administrative Agent under the Credit Documents.  The term Lender as used in all Credit Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender or to the extent applicable.

Section 9.3.                                 Action by Administrative Agent.  The obligations of the Administrative Agent under the Credit Documents are only those expressly set forth therein.  Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action concerning an Event of Default.  Unless and until the Required Lenders (or, if required by Section 10.11, all of the Lenders) give such direction, the Administrative Agent may, except as otherwise expressly provided herein or therein, take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders and the Issuing Banks.  In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Credit Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Credit Document unless it first receives any further assurances of its indemnification from the Lenders and the Issuing Banks that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expenses, and liabilities it may incur in taking or continuing to take any such action.  The Administrative Agent shall be entitled to assume that no Event of Default exists unless notified in writing to the contrary by a Lender, Issuing Bank or the Company.  In all cases in which the Credit Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder.  Any instructions of the Required Lenders, or of any other group of Lenders or Issuing Banks called for under specific provisions of the Credit Documents, shall be binding on all the Lenders and the Issuing Banks.

Section 9.4.                                 Consultation with Experts.  The Administrative Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 9.5.                                 Indemnification Provisions; Credit Decision.  Neither the Administrative Agent nor any of its directors, officers, agents, or employees shall be liable to any Lender or Issuing Bank for any action taken or not taken by them in connection with the Credit Documents (i) with the consent or at the request of the Required Lenders (or, if required by Section 10.11, all of the Lenders), or (ii) in the absence of their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement, any other Credit Document; (ii) the performance or observance of any of the covenants or agreements of the Company or any Subsidiary contained herein or in any other Credit Document; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, value, worth or collectability hereof or of any other Credit Document or of any other documents or writings furnished in connection with any Credit

Document; and the Administrative Agent makes no representation of any kind or character with respect to any such matters mentioned in this sentence.  The Administrative Agent may execute any of its duties under any of the Credit Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the Issuing Banks or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care.  The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties.  In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any document or instrument received by it under the Credit Documents.  Each of the Lenders and the Issuing Banks acknowledges that it has independently, and without reliance on the Administrative Agent or any other Lender, obtained such information and made such investigations and inquiries regarding the Company and its Subsidiaries as it deems appropriate, and based upon such information, investigations and inquiries, made its own credit analysis and decision to enter into this Agreement and the other Credit Documents.  It shall be the responsibility of each Lender or Issuing Bank to keep itself informed (to the extent it deems relevant) about the creditworthiness and business, properties, assets, liabilities, condition (financial or otherwise) and prospects of the Company and its Subsidiaries, and the Administrative Agent shall have no liability whatsoever to any Lender or Issuing Bank for such matters.  The Administrative Agent shall have no duty to disclose to the Lenders or the Issuing Banks information that is not required by any Credit Document to be furnished by the Company or any Subsidiaries to the Administrative Agent at such time, but is voluntarily furnished to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

Section 9.6.                                 Indemnity.  The Lenders shall ratably, in accordance with the aggregate of their respective L/C Percentage, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Credit Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Company and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction; provided that, this Section 9.6 shall not limit the Company’s obligations hereunder to reimburse the Administrative Agent, or otherwise pay, for its costs and expenses as required by this Agreement.  The obligations of the Lenders under this Section 9.6 shall survive termination of this Agreement.

Section 9.7.                                 Resignation of Agent.  The Administrative Agent may resign at any time and shall resign upon any removal thereof as a Lender pursuant to the terms of this Agreement upon at least thirty (30) days’ prior written notice to the Lenders.  Any resignation of the Administrative Agent shall not be effective until a replacement therefor is appointed pursuant to the terms hereof.  Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be any Lender hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $1,000,000,000.  Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Credit Documents; and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and all protective provisions of the other Credit

Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

Section 9.8.                                 Sub-Agent.  The Sub-Agent has been designated under this Agreement to carry out certain duties of the Administrative Agent as described herein.  The Sub-Agent shall be subject to each of the obligations in this Agreement to be performed by the Sub-Agent, and each of the Borrowers and the Lenders agrees that the Sub-Agent shall be entitled to exercise each of the rights and shall be entitled to each of the benefits of the Administrative Agent under this Agreement as relate to the performance of its obligations hereunder.

ARTICLE X
MISCELLANEOUS

Section 10.1.                          No Waiver; etc.  No delay or failure on the part of the Administrative Agent, any Lender or any Issuing Bank, in the exercise of any power, right or remedy under any Credit Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise thereof preclude any other or further exercise of any other power, right or remedy.  To the fullest extent permitted by applicable law, the powers, rights and remedies under the Credit Documents of the Administrative Agent, the Lenders and the Issuing Banks are cumulative to, and not exclusive of, any powers, rights or remedies any of them would otherwise have.

Section 10.2.                          Non-Business Day.  If any payment shall fall due on a day which is not a Business Day, fees (as applicable) at the rate any Company Obligation bears for the period prior to maturity shall continue to accrue in the manner set forth herein on such Company Obligations from the stated due date thereof to the next succeeding Business Day, on which the same shall instead be payable.

Section 10.3.                          Documentary Taxes.  The Company agrees that it will promptly pay any present or future documentary, stamp, court, intangible, recording, filing or similar Taxes payable with respect to any Credit Document or under or in connection with any Existing Letter of Credit, including interest and penalties, in the event any such Taxes are assessed irrespective of when such assessment is made, other than any such Taxes imposed as a result of any transfer of an interest in a Credit Document.  Each Lender and each Issuing Bank that determines to seek compensation under this Section 10.3 shall give written notice to the Company and, in the case of a Lender or an Issuing Bank other than the Administrative Agent, the Administrative Agent of the circumstances that entitle such Lender or such Issuing Bank to such compensation no later than ninety (90) days after such Lender or such Issuing Bank receives actual notice or obtains actual knowledge of the law, rule, order or interpretation or occurrence of another event giving rise to a claim hereunder.  Such written notice shall be conclusive absent manifest error.

Section 10.4.                          [Reserved]

Section 10.5.                          Survival of Indemnities.  All indemnities, including Section 3.3, Section 10.3 and Section 10.13 hereof, shall survive termination of this Agreement.

Section 10.6.                          Setoff; Pro Rata Sharing.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of, and throughout the continuance of, an Event of Default, each Lender, each Issuing Bank and each subsequent holder of any Company Obligation or any of their respective Affiliates is hereby authorized by the Company at any time or from time to time, without prior notice to the Company or any other Person, any such prior notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other indebtedness at any time owing by that Lender or that Issuing Bank or that subsequent holder or any of their respective Affiliates to or for the credit or the account of the Company, whether or not matured, against and on account of the due and unpaid obligations and liabilities of the Company to that Lender or that Issuing Bank or that subsequent holder under the Credit Documents, irrespective of whether or not that Lender or that Issuing Bank or that subsequent holder shall have made any demand hereunder.  Each Lender or each Issuing Bank or any of their respective Affiliates shall promptly give notice to the Company of any action taken by it under this Section 10.6, provided that, any failure of such Lender or such Issuing Bank or any of their respective Affiliates to give such notice to the Company shall not affect the validity of such setoff.  Except as otherwise provided herein, each Lender and each Issuing Bank agrees with each other Lender, and each other Issuing Bank a party hereto that if such Lender or such Issuing Bank receives and retains any payment, whether by setoff or application of deposit balances or otherwise, in respect of Company Obligations in excess of its ratable share of payments on all such Company Obligations then owed to the Lenders and the Issuing Banks hereunder, then such Lender or such Issuing Bank shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of Company Obligations and participations therein held by each such other Lender or Issuing Bank as shall be necessary to cause such Lender or such Issuing Bank to share such excess payment ratably with all the other Lenders and the Issuing Banks; provided, however, that if any such purchase is made by any Lender or any Issuing Bank, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender or Issuing Bank, the related purchases from the other Lenders or the Issuing Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest; provided, further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.6 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Company Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 10.7.                          Notices.

(a)                                 Except as otherwise specified herein and except as otherwise provided in Section 10.7(b), all notices under the Credit Documents shall be in writing (including email or facsimile) and shall be given to a party hereunder at its address, email address or facsimile number set forth below or such other address, email address or facsimile number as such party may hereafter specify by notice to the Administrative Agent, the Sub-Agent and the Company, given by courier, by United States certified or registered mail, by facsimile or by other telecommunication device capable of creating a written record of such notice and its receipt.  Notices under the Credit Documents to the Lenders shall be addressed to their respective domestic Lending Offices in the United States at the respective addresses, email addresses or facsimile numbers, or telephone numbers set forth on their applicable Administrative Questionnaire provided to the Administrative Agent and the Company or, in the case of Persons becoming Lenders pursuant to Assignment Agreements, on their applicable Assignment Agreements, and to the Company, the Administrative Agent and the Issuing Banks as follows:

To the Company:	Paragon Offshore Limited
3151 Briarpark Drive
Suite 700
Houston, TX 77042
Attention: Legal Department
Facsimile: (832) 218-0694
Email: sdonley@Paragonoffshore.com

To the Administrative Agent and Sub-Agent:	JPMorgan Chase Bank, N.A. 500 Stanton Christiana Road NCC 5/FL 1 Newark, DE 19713
Attention: David Brace
Telephone: (302) 552-6020
Facsimile: (302) 634-4250
Email: david.e.brace@jpmorgan.com

with a copy to:	JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road NCC 5/FL 1 Newark, DE 19713
Attention: Ryan Kelley Telephone: (302) 552-0867 Facsimile: (302) 634-4250 Email: ryan.p.kelley@jpmorgan.com

To JPMorgan as Issuing Bank:	JPMorgan Chase Bank, N.A. c/o JPMorgan Treasury Services 10420 Highland Manor Drive 4th Floor Tampa, FL 33610
Attention: Standby Letter of Credit Department Telephone:
Facsimile:
Email:

with a copy to:	JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road NCC 5/FL 1 Newark, DE 19713

Attention: David Brace Telephone: 302-552-6020 Facsimile: 302-634-4733 Email: david.e.brace@jpmorgan.com

Attention: Joseph Fitzgerald Telephone: 302-634-3368 Facsimile: 302-634-4733 Email: joseph.t.fitzgerald@jpmorgan.com

Attention: Christopher Johnson Telephone: 302-634-2617 Facsimile: 302-634-4733 Email: christopher.x.johnson@chase.com

Attention: Ryan Kelley Telephone: (302) 552-0867 Facsimile: (302) 634-4733 Email: ryan.p.kelley@jpmorgan.com

To Citibank as Issuing Bank:	Zach Cooper Citi | Global Energy Group Office: 713.821.4724 Cell: 713.876.1293 Zach.cooper@citi.com

To HSBC as Issuing Bank:	HSBC Bank USA
Attention: CTLA Loan Administration Telephone: 212-525-1529 Facsimile: 847-793-3415 Email: CTLANY.LoanAdmin@us.hsbc.com

Each such notice, request or other communication shall be effective (i) if given by facsimile or email, when such fax or email is transmitted to the facsimile number or email address specified in this Section 10.7 or pursuant to Section 10.10 and a confirmation of receipt of such fax or email has been received by the sender, (ii) if given by courier, when delivered, (iii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, or (iv) if given by any other means, when delivered at the addresses specified in this Section 10.7, or pursuant to Section 10.10; provided that, any notice given pursuant to Article II shall be effective only upon receipt and, provided, further, that any notice that but for this proviso would be effective after the close of business on a Business Day or on a day that is not a Business Day shall be effective at the opening of business on the next Business Day.

(b)                                 The Company will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including all notices, requests and other information materials, but excluding any such communication that is required to be delivered to satisfy any condition precedent to the effectiveness of any provision of this Agreement and/or any Existing Letter of Credit (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium to David Brace at david.e.brace@jpmorgan.com.

(c)                                  The Company further agree that the Administrative Agent may make the Communications available to the Lenders and the Issuing Banks by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).  The Company acknowledge that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THE RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES OF THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO ANY BORROWER, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF

ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE TRANSMISSION BY ANY BORROWER, ANY OF THE AGENT PARTIES OR ANY OTHER PERSON OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS DETERMINED BY A FINAL NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its email address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents.  Each of the Lenders and the Issuing Banks agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender or Issuing Bank, as the case may be, for purposes of the Credit Documents.  Each of the Lenders and the Issuing Banks agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s or such Issuing Bank’s, as the case may be, email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

Nothing herein shall prejudice the right of the Administrative Agent, any Issuing Bank or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

Section 10.8.                          Counterparts.  This Agreement may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic method of transmission (in .pdf format) shall be effective as delivery of a manually executed original counterpart of this Agreement.

Section 10.9.                          Successors and Assigns.  This Agreement shall be binding upon the Company, each of the Lenders, the Issuing Banks, the Administrative Agent and their respective successors and assigns (each, an “Assignee”), and shall inure to the benefit of the Company, each of the Lenders, the Issuing Banks, the Administrative Agent and their respective successors and assigns; provided, however, (i) the Company may not assign any of its rights or obligations under this Agreement or any other Credit Document without the written consent of all Lenders, the Issuing Banks and the Administrative Agent, (ii) the Administrative Agent may not assign any of its rights or obligations under this Agreement or any Credit Document except in accordance with Article IX, and (iii) no Lender may assign any of its rights or obligations under this Agreement or any other Credit Document except in accordance with Section 10.10.  Any Lender or any Issuing Bank may at any time pledge or assign all or any portion of its rights under this Agreement (i) to a Federal Reserve Bank or the European Central Bank to secure extensions of credit by such Federal Reserve Bank or the European Central Bank to such Lender or Issuing Bank, or (ii) in the case of any Lender that is a fund comprised in whole or in part of commercial loans, to a trustee for such fund in support of such Lender’s obligations to such trustee; provided that, no such pledge or assignment shall release a Lender or Issuing Bank from any of its obligations hereunder or substitute any such Federal Reserve Bank or the European Central Bank or such trustee for such Lender or Issuing Bank as a party hereto and the Company, the Administrative Agent, the other Lenders and the Issuing Banks shall continue to deal solely with such Lender or Issuing Bank in connection with the rights and obligations of such Lender and Issuing Bank under this Agreement.

Section 10.10.                   Participations in Existing Letters of Credit; Sales and Transfers of Interests in Existing Letters of Credit.

(a)                                 Any Lender may, without the consent of, or notice to, the Company or the Administrative Agent, at any time sell to one or more commercial banking or other financial or lending institutions, other than Defaulting Lenders, (“Participants”) participating interests in any L/C Participation of such Lender hereunder, provided that, no Lender may sell any participating interests (other than in the case of Affiliates of such Lender) in any such L/C Participation hereunder without also selling to such Participant the appropriate pro rata share of all such Lender’s obligations with respect to such L/C Participation, and provided further that no Lender shall transfer, grant or assign any participation under which the Participant shall have rights to vote upon or to consent to any matter to be decided by the Lenders or the Required Lenders hereunder or under any other Credit Document or to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) increase the amount of such Lender’s requirement to fund its participation and such increase would affect such Participant, (ii) reduce any fees or other amounts payable to such Lender hereunder and such reduction would affect such Participant, or (iii) postpone any date fixed for any scheduled payment of any fees or other amounts payable to such Lender hereunder and such postponement would affect such Participant.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the Lender for all purposes under this Agreement, the Company and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and such Lender shall retain the sole right to enforce the obligations of the Company under any Credit Document.  The Company agrees that if amounts outstanding under this Agreement become payable by the Company, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 10.6.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in any L/C Participations, Existing Letters of Credit or its other obligations under the Credit Documents (the “Participant Register”); provided that, no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any L/C Participation, Existing Letters of Credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such L/C Participation, Existing Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(b)                                 Any Lender may at any time sell (i) to any of such Lender’s Affiliates, to an Approved Fund or to any other Lender or Affiliate thereof (other than, in each case, a Defaulting Lender, or an Approved Fund or any Affiliate of a Defaulting Lender), that, in each case, is a commercial banking or other financial or lending institution not subject to Regulation T of the Board of Governors of the Federal Reserve System, or (ii) with the prior written consent (which shall not be unreasonably withheld or delayed) of the Administrative Agent and each Issuing Bank (and such consent may be conditioned on the posting of cash collateral by the applicable assignee to be held by the Administrative Agent) to one or more commercial banking or other financial or lending institutions not described in clause (i) above that are not subject to Regulation T of the Board of Governors of the Federal Reserve System (any of clause (i) or (ii), a “Purchasing Lender”), all or any part of its rights and obligations under this Agreement and the other Credit Documents, pursuant to an Assignment Agreement, executed by such Purchasing Lender and such transferor Lender (and, in the case of a Purchasing Lender described in clause (ii) above, by the Administrative Agent and each Issuing Bank) and delivered to the Administrative Agent; provided that (A) each such sale to a Purchasing Lender (other than an existing Lender) of L/C Participations and L/C Obligations shall be in an amount not less than $5,000,000 or (B) if in a lesser amount than the foregoing clause (A), if as a result of any such sale, the sum of the unfunded L/C Participation of such Lender plus the aggregate principal amount of such Lender’s L/C Obligations would be less than the Dollar Equivalent amount of $5,000,000 (calculated as hereinafter set forth), such sale shall be of all of such Lender’s rights and obligations under this Agreement and all of the other Credit Documents payable to it in respect of such L/C Participation and L/C Obligations to one Purchasing Lender. Upon such execution, delivery and acceptance, from and after the effective date of the transfer determined pursuant to such Assignment Agreement, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment Agreement, have the rights and obligations of a Lender hereunder with an L/C Participation as set forth herein and (y) the transferor Lender thereunder shall, to the extent provided in such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto).

(c)                                  Upon its receipt of an Assignment Agreement executed by a transferor Lender and a Purchasing Lender (and, in the case of a Purchasing Lender that is not then a Lender or an Affiliate thereof or an Approved Fund thereof, by the Administrative Agent and the Issuing Banks), together with payment by the transferor Lender to the Administrative Agent hereunder of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment Agreement, and (ii) on the effective date of the transfer determined pursuant thereto give notice of such acceptance and recordation to the Lenders.  The Company shall be responsible for such registration and processing fee or any costs or expenses incurred by any Lender, any Purchasing Lender or the Administrative Agent in connection with such assignment except as provided above. The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Company, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the commitments of, and principal amount (and stated interest) of the L/C Obligations and other obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Lender Register”); provided that, the Administrative Agent shall have any no obligation to disclose all or any portion of the Lender Register to any Person (including the identity of any Lender or any information relating to a Lender’s interest in any L/C Participations, Existing Letters of Credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such L/C Participation, Existing Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  To the extent permitted by applicable law, the entries in the Lender Register shall be conclusive, and the Company, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Lender Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  Any assignment of any L/C Obligations or any other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Lender Register. The Lender Register shall be available for inspection by the Company, any Lender or any Issuing Bank at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate, to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any Issuing Bank or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all participations in Existing Letters of Credit in accordance with its L/C Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this Section 10.10(e), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 10.11.                   Amendments, Waivers and Consents.  Any provision of the Credit Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) in the case of this Agreement, the Required Lenders, and if the rights or duties of the Company, the Administrative Agent or any Issuing Bank are affected thereby, the Company, the Administrative Agent or such Issuing Bank, as the case may be, and (b) in the case of any other Credit Document, each party thereto and the Administrative Agent (with the consent of the Required Lenders), provided that, in each case:

(i)                                     no amendment or waiver shall (A) increase any L/C Participation of any Lender or Issuing Bank without the consent of such Lender or Issuing Bank, (B) reduce the amount of any fee payable hereunder, without the written consent of each Lender, (C) postpone the scheduled date of payment of any fees payable hereunder, or waive or excuse any such payment, without the written consent of each Lender and Issuing Bank affected thereby, (D) waive the provisions of Article IV hereof without in each such case the consent of all Lenders, (E) change Section 10.6 or any provision requiring ratable funding or sharing of payments without the consent of all Lenders, (F) amend, modify or otherwise affect the rights or duties of the Administrative Agent, or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be, (G) amend or modify the provisions of Section 2.5 or any letter of credit application and any bilateral agreement between the Company and any Issuing Bank regarding such Issuing Bank’s L/C Participation or the respective rights and obligations between the Company and such Issuing Bank in connection with the issuance of the applicable Existing Letters of Credit without the prior written consent of the Administrative Agent and such Issuing Bank, or (H) amend or waive this Section 10.11, the definition herein of “Required Lenders” or the number of Lenders required to take any action under any other provision of the Credit Documents without the consent of each Lender directly and adversely affected thereby;

(ii)                                  notwithstanding anything to the contrary herein, (A) any Application may be amended with the consent of only the Company and the applicable Issuing Bank and (B) any Existing Letter of Credit may be amended only in accordance with Section 2.4; and

(iii)                               notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender or Issuing Bank may be effected with the consent of the applicable Lenders and Issuing Banks other than Defaulting Lenders), except that (A) the L/C Participation of any Defaulting Lender may not be increased or extended without the consent of such Lender or Issuing Bank and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender or Issuing Bank that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 10.12.                   Headings.  Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 10.13.                   Legal Fees, Other Costs and Indemnification.  (a) The Company, upon written demand by the Administrative Agent, agrees to pay all reasonable out-of-pocket costs and expenses of the Administrative Agent (including the reasonable fees and disbursements of one legal counsel to the Administrative Agent, plus, if reasonably required by the Administrative Agent, one local counsel as may be reasonably required in each appropriate jurisdiction and one specialty or regulatory counsel of each type reasonably required) in connection with the preparation and execution of the Credit Documents, and any amendment, waiver or consent related thereto requested by the Company, whether or not the transactions contemplated therein are consummated.  The Company further agrees to indemnify and hold harmless each Lender, each Affiliate of a Lender, each Issuing Bank and the Administrative Agent and their respective directors, officers, employees and attorneys (collectively, the “Indemnified Parties”), against all losses, claims, damages, penalties, judgments, liabilities and expenses (including the reasonable fees of one legal counsel for the Indemnified Parties, plus, if reasonably required by the Administrative Agent, one local counsel as may be reasonably required in each appropriate jurisdiction and one specialty or regulatory counsel of each type reasonably required and, in the case of an actual or perceived conflict of interest, another firm of counsel for the Indemnified Party affected by such conflict, and other reasonable expenses of litigation or preparation therefor, whether or not such Indemnified Party is a party thereto) which any of them may pay or incur as a result of (i) any action, suit or proceeding by any third party or Governmental Authority against such Indemnified Party and relating to any Credit Document, any Existing Letter of Credit, or the application or proposed application by the Company of the use of any Existing Letter of Credit, REGARDLESS OF WHETHER SUCH CLAIMS OR ACTIONS ARE FOUNDED IN WHOLE OR IN PART UPON THE ALLEGED SIMPLE OR CONTRIBUTORY NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES, and (ii) any investigation of any third party or any Governmental Authority involving any Lender, any Affiliate of a Lender, any Issuing Bank or the Administrative Agent (in each case, in such capacity hereunder) and related to any use made or proposed to be made by the Company of the use of any Existing Letter of Credit or any transaction financed or to be financed in whole or in part, directly or indirectly with the proceeds of any Existing Letter of Credit, provided, however, that the Company shall not be obligated to indemnify any Indemnified Party for any of the foregoing (x) arising out of such Indemnified Party’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction or as expressly agreed in writing by such Indemnified Party, (y) to the extent arising from a litigation, claim or proceeding solely among Indemnified Parties (other than a litigation, claim or proceeding brought against the Administrative Agent in its capacity as such or to the extent arising from the actions of the Company or any Subsidiary thereof) or (z) to the extent such indemnification relates to Taxes, except any Taxes arising from a non-Tax claim.  The Company, upon written demand by the Administrative Agent, a Lender, an Affiliate of a Lender or an Issuing Bank at any time, shall reimburse the Administrative Agent, Lender, Affiliate of a Lender or Issuing Bank for any reasonable legal or other expenses incurred in connection with investigating or defending against any of the foregoing, except if the same is excluded from indemnification pursuant to the provisions of the preceding sentence.  Each Indemnified Party agrees to contest any indemnified claim if requested by the Company, in a manner reasonably directed by the Company, with counsel selected by the Indemnified Party and approved by the Company, which approval shall not be unreasonably withheld or delayed.  Any Indemnified Party that proposes or intends to settle or compromise any such indemnified claim shall give the Company written notice of the terms of such settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain the Company’ prior written consent thereto, which consent shall not be unreasonably withheld or delayed; provided that, the Indemnified Party shall not be restricted from settling or compromising any such claim if (i) the Indemnified Party waives its right to indemnity from the Company in respect of such claim and such settlement or compromise does not materially increase the Company’ liability pursuant to this Section 10.13 to any related party of such Indemnified Party, (ii) the Company is subject of a bankruptcy, insolvency, liquidation or other such proceeding or (iii) the Indemnified Party reasonably believes the Company will not be able to satisfy the full amount of such claim and the Company has failed to provide sufficient collateral to the Indemnified Party to secure the value of such claim.

(b)                                 To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Bank under Section 10.13(a), each Lender and Issuing Bank severally agrees to pay to such Issuing Bank or the Administrative Agent within ten (10) days of demand therefor, as the case may be, such Lender’s L/C Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank in its capacity as such.

Section 10.14.                   Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)                                 THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AND THE RIGHTS AND DUTIES OF THE PARTIES THERETO, SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE OTHER CREDIT DOCUMENTS, BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(b)                                 TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO AGREE THAT ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE ISSUING BANKS, OR THE COMPANY MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION.  THE COMPANY HEREBY IRREVOCABLY DESIGNATES CT CORPORATION SYSTEM, 111 8TH AVENUE, NEW YORK, NEW YORK 10011, AS THE DESIGNEE, APPOINTEE AND AGENT OF SUCH BORROWER TO RECEIVE, FOR AND ON BEHALF OF SUCH PERSON, SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT HERETO.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS, BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT THE COMPANY HAS OR HEREAFTER

MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE COMPANY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS.

(c)                                  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

(d)                                 EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.7, EXCEPT AS OTHERWISE SET FORTH IN SECTION 10.14(b).  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)                                  THE COMPANY, THE ADMINISTRATIVE AGENT, THE ISSUING BANKS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THIS SECTION 10.14 OR OTHERWISE RELATING TO THE CREDIT DOCUMENTS ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES); PROVIDED THAT, THIS WAIVER DOES NOT LIMIT ANY OF THE BORROWERS’ INDEMNIFICATION OBLIGATIONS HEREUNDER.

Section 10.15.                   Confidentiality.  The Administrative Agent, each Issuing Bank and each Lender agrees to keep confidential all Information (as defined below); provided that, nothing herein shall prevent the Administrative Agent, any Issuing Bank or any Lender from disclosing any such Information (a) to the Administrative Agent, any other Issuing Bank, any other Lender or any Affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section 10.15, to any actual or prospective Transferee or any direct or indirect counterparty to any Rate Management and Currency Protection Transaction (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority or self-regulatory body, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Credit Document, (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.15, or (y) becomes available on a non-confidential basis from a source other than the Company or its Affiliates, or the Lenders or their respective Affiliates, excluding any Information from such source which, to the actual knowledge of the Administrative Agent, the Issuing Banks or Lender receiving such Information, has been disclosed by such source in violation of a duty of confidentiality to the Company or any of its Affiliates or (k) if agreed by the Company in its sole discretion, to any other Person.  “Information” means all information received by the Administrative Agent, an Issuing Bank or any Lender from the Company or any of its Subsidiaries relating to the Company, any of its Subsidiaries or their respective businesses, other than any such information that is available to the Administrative Agent, the Lenders or the Issuing Banks on a non-confidential basis prior to disclosure by the Company or such Subsidiary (excluding any Information from a source which, to the actual knowledge of the Administrative Agent, the Issuing Banks or the Lender receiving such Information, has been disclosed by such source in violation of a duty of confidentiality), information marked “PUBLIC” pursuant to Section 6.6(a) and other information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

Each Lender and Issuing Bank acknowledges that information furnished to it pursuant to this Agreement or the other Credit Documents may include material non-public information concerning the Company and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Company or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Credit Documents will be syndicate-level information, which may contain material non-public information about the Company and its Affiliates and their related parties or their respective securities.  Accordingly, each Lender and Issuing Bank represents to the Company and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

Section 10.16.                   Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.17.                   Exchange Rates.  Not later than 2:00 P.M. (London time) on each Calculation Date, if any L/C Obligations are outstanding on such date in a currency other than Dollars, the applicable Issuing Bank shall determine the Exchange Rate as of such Calculation Date for all such L/C Obligations outstanding as of such date with respect to all Existing Letters of Credit issued by such Issuing Bank or its Affiliates and give prompt notice thereof to the Administrative Agent.  No later than 4:00 P.M. (London time) on each such Calculation Date, the Administrative Agent shall give notice thereof to the Lenders, the other Issuing Banks and the Company.  The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in determining the Dollar Equivalent of any amounts of any Specified Currency.

Notwithstanding anything contained herein to the contrary, if any Issuing Bank fails to timely deliver notice of its Exchange Rate to the Administrative Agent pursuant to the provisions of this Section 10.17, the Administrative Agent may determine such rate in accordance with the definition of Exchange Rate and shall have no liability to such Issuing Bank for such determination.

Section 10.18.                   Final Agreement.  The Credit Documents constitute the entire understanding among the Company, the Lenders, the Issuing Banks and the Administrative Agent and supersede all earlier or contemporaneous agreements, whether written or oral, concerning the subject matter of the Credit Documents.  THIS WRITTEN AGREEMENT TOGETHER WITH THE OTHER CREDIT DOCUMENTS REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 10.19.                   Patriot Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender or Issuing Bank) hereby notifies the Company that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender, Issuing Bank or the Administrative Agent, as applicable, to identify the Company in accordance with the Patriot Act.  The Company shall promptly provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders or Issuing Banks in order to assist the Administrative Agent and the Lenders or Issuing Banks in maintaining compliance with the Patriot Act.

Section 10.20.                   No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Company acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Issuing Banks and the Lenders are arm’s-length commercial transactions between the Company and their Affiliates, on the one hand, and the Administrative Agent, the Issuing Banks and the Lenders, on the other hand, (B) the Company have consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Company is capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent, each Lender and each Issuing Bank is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company or any of its Affiliates, or any other Person and (B) none of the Administrative Agent, any Issuing Bank or any Lender has any obligation to the Company or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent, the Issuing Banks and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and none of the Administrative Agent, any Issuing Bank or any Lender has any obligation to disclose any of such interests to the Company or its Affiliates.  To the fullest extent permitted by law, the Company hereby waives and releases any claims that it may have against the Administrative Agent, any Issuing Bank or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.21.                   Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA

Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Documents; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PARAGON OFFSHORE LIMITED, as the Company

By:	/s/ Lee M. Ahlstrom
Name:	Lee M. Ahlstrom
Title:	Director

Signature Page to Letter of Credit

JPMORGAN CHASE BANK,N.A., as the Administrative Agent and as an Issuing Bank

By:	/s/ James McLaughlan
Name:	James McLaughlan
Title:	Vice President

Signature Page to Letter of Credit